CONSENT OF INDEPENDENT ACCOUNTANTS





     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of TouchTunes Music Corporation filed with the Securities and Exchange Commission, of our report dated March 8, 2000 on our audits of the consolidated balance sheets of TouchTunes Music Corporation as of December 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997, which is included in the Form 10-KSB of TouchTunes Music Corporation for the fiscal year ended December 31, 1999. We also consent to the reference to our firm under Item 5 of this Registration Statement on Form S-8.



Ernst & Young, LLP


Chartered Accountants

Montreal, Canada

July 17, 2000